Exhibit 2.6

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT, made as of the 2nd day of October, 2007, by and among Rio Vista GO, LLC, an Oklahoma limited liability company or its assigns (“Buyer”) and Rio Vista Energy Partners L.P., a Delaware limited partnership (“Rio Vista”), and Outback Production, Inc., a Nevada corporation (“Seller”) and GO, LLC, an Oklahoma limited liability company (the “Company”), and Gary Moores and Bill Wood (individually, a “Shareholder” and collective, the “Shareholders”).
RECITALS:
Seller owns all of the issued and outstanding shares of membership interest (the “Membership Interests”) of the Company, as set forth on Schedule 3.1;
Buyer desires to acquire the Membership Interest on the terms and conditions hereinafter set forth.
Company is engaged in the business of owning and operating an oil and gas pipeline (the “Business”); and
A list of defined terms appears in Section 17 of this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Acquisition of Membership Interest and Exchange of Units.
1.1 Purchase Price. On the Closing Date, the Seller shall convey, transfer and assign, upon the terms and conditions herein set forth, to Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Buyer shall accept from the Seller, all but not less than all of the Membership Interests in exchange for a total purchase price (the “Purchase Price”) payable as follows:
1.1.1 Subject to Section 1.1.2, at Closing, Buyer will pay Seller $3,000,000 in cash or other immediately available funds and will deliver to Seller ninety-one thousand nine hundred nine-six (91,996) common units of Rio Vista (the “Purchase Price Units”).
1.1.2 Upon execution of this Agreement, Buyer will immediately pay Seller via wire transfer a non-refundable deposit in cash or other immediately available funds in the amount $400,000 (the “Deposit”). In no event shall the Deposit be refundable to Buyer. The Deposit shall be credited against the cash portion of the Purchase Price at Closing, as shall any additional deposit paid to the Seller pursuant to Section 10.1.
2. Representations and Warranties of the Seller and the Shareholders. As material inducement to Buyer to enter into this Agreement and to close hereunder, the Seller and the Shareholders hereby jointly and severally make the following representations, warranties and agreements to and with Buyer:

2.1 Due Organization; Capitalization; and Articles, Bylaws and Records.
2.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the full limited liability company power and authority to own its properties, carry on its business as it is now being conducted and perform its obligations under all Contracts, and is duly qualified to do business as a foreign corporation in the jurisdictions specified in Schedule 2.1, which constitutes all the jurisdictions in which such qualification is required.
2.1.2 The issued and outstanding Membership Interests are as set forth in Schedule 3.1. The Membership Interests are owned by the Seller, free and clear of all liens, encumbrances, security agreements, options, claims, charges and restrictions, all of which outstanding shares are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, calls, commitments or plans by the Seller to admit new members to the Company; to make distributions to the Seller; or to purchase, redeem, or retire any outstanding Membership Interest; nor are there outstanding any securities or obligations that are convertible into or exchangeable for a legal or beneficial interest in the Company.
2.1.3 The minute books and stock records of Company and its subsidiaries are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Company’s and each subsidiary’s minute books and stock records, including Company’s and each subsidiary’s organizational documents and all amendments to both, have been delivered to or made available for inspection by the Buyer. The Company is not in default under or in violation of any provision of its organizational documents. The books of account, stock records, minute books and other records of Company are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices.
2.1.4 The Company has no subsidiaries.
2.1.5 The Company is a Oklahoma limited liability company which was recently converted from a corporation that conducted business under the name GO, Inc. (The Company’s recent conversion, issuance of Membership Interests and all other related corporate activities incident thereto are hereby excluded from all representations and warranties set forth below.)
2.2 Authority; Binding Nature of Agreements. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Seller in connection with this Agreement, and the execution, delivery and performance by Seller of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Seller and its shareholders, board of directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.
2.3 Non Contravention; Consents. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):
2.3.1 contravene, conflict with or result in a violation of (a) any of the provisions of Seller’s or Company’s organizational documents, (b) any resolution adopted by Company’s members or managers, or (c) any resolution adopted by Seller’s shareholders or board of directors or any committee thereof;

2.3.2 contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or Seller, or any of the assets owned or used by Company, is subject;
2.3.3 cause Company to become subject to, or to become liable for the payment of, any Tax;
2.3.4 contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or any of its employees or that otherwise relates to Company’s business or to any of the assets owned or used by Company;
2.3.5 contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Contracts;
2.3.6 give any Person the right to (a) declare a default or exercise any remedy under any Contract, (b) accelerate the maturity or performance of any Contract, or (c) cancel, terminate or modify any Contract;
2.3.7 give any Person the right to any payment by Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Company in favor of any Person, in any such case as a result of the change in control of Company or otherwise resulting from the transactions contemplated hereby;
2.3.8 contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which Seller is a party or by which Seller is bound; or
2.3.9 result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Company.
None of the Company, Shareholders or Seller was, is or will be required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person in connection with the execution and delivery of the Agreement or the consummation or performance of any of the transactions contemplated hereby.
2.4 Subsidiaries and Joint Ventures. Except as disclosed on Schedule 2.4, there is no Entity in which Company owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such Entity, nor does Company own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any Entity. Schedule 2.4 states the jurisdiction of incorporation of each such subsidiary and the jurisdictions in which it is qualified to do business as a foreign entity. Each such subsidiary is qualified in all jurisdictions in which such qualification is required.
2.5 Financial Statements.

2.5.1 Company has delivered to the Buyer the following financial statements and notes, which are included in Schedule 2.5 (collectively, the “Financial Statements”):
(a) the unaudited balance sheets of Company as of September 21, 2007 (the “Unaudited Interim Balance Sheet”), and related unaudited statements of operations for the period from the date of the audited balance sheet.
2.5.2 The Financial Statements are complete and correct, in accordance with the books and records of Company, present fairly and accurately the consolidated financial position of Company as of the respective dates thereof and the results of operations and changes in shareholder’s equity and cash flows of Company for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basis, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as specified therein. Company has delivered to or made available for inspection by the Buyer true and correct copies of all correspondence sent by all legal counsel for Company to the auditors which audited such Financial Statements in response to letters from Company to such counsel requesting that such counsel supply the auditors with certain information regarding pending or threatened litigation, unasserted claims and other matters relevant to the auditors’ audit of such financial statements.
2.6 Liabilities; Suppliers.
2.6.1 Company has no Liabilities, except for:
(a) liabilities reflected as part of the Unaudited Interim Balance Sheet;
(b) liabilities (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by Company in the Ordinary Course of Business since the date of Unaudited Interim Balance Sheet, none of which individually or in the aggregate had or will have a material adverse effect on the business of Company or its financial condition, and
(c) Company’s obligations under the Contracts listed in Schedule 2.6.
2.6.2 Schedule 2.6: (a) provides a materially accurate and complete breakdown and aging of Company’s accounts payable as of the date of Unaudited Interim Balance Sheet; (b) provides a materially accurate and complete breakdown of all customer deposits and other deposits held by Company as of the date of Unaudited Interim Balance Sheet; and (c) provides a materially accurate and complete breakdown of Company’s long term debt as of the date of this Agreement. Except as disclosed in Schedule 2.6, neither Company nor Seller has any notice of or reason to believe that any supplier of Company will cease to be a supplier of Company after the Closing.
2.7 Absence of Changes. Except as set forth in Schedule 2.7, since the date of Unaudited Interim Balance Sheet through the date of Closing:
2.7.1 there has not been and will not be any material adverse change in Company’s business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and no event has occurred that likely would have a materially adverse effect on Company’s business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;

2.7.2 there has not been and will not be any material loss, damage or destruction to, or any interruption in the use of, any of Company’s assets (whether or not covered by insurance);
2.7.3 Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of Membership Interest, (ii) repurchased, redeemed or otherwise reacquired any shares of Membership Interest or other securities, or (iii) excluding payment of ordinary salaries or reimbursement of expenses, transferred assets of any kind to any Person, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.4 Company has not sold or otherwise issued any shares of Membership Interest or any other securities, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.5 Company has not amended its organizational documents, failed to maintain its corporate existence or powers or failed to maintain its qualification as a foreign corporation in each jurisdiction where it is so qualified and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.6 Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by Company in the Ordinary Course of Business, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.7 Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.8 Company has not made any individual capital expenditure, measured by invoice amount, in excess of $50,000.00, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.9 Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by Company from its inventory or assets leased or licensed in the Ordinary Course of Business, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.10 Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.11 Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.12 Company has not made any loan or advance to any other Person or assumed or guaranteed any Liability of any other Person, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.13 Company has not (a) established or adopted any Employee Benefit Plan, or (b) paid any bonus or made any profit sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, and will not do any of the foregoing from the date of this Agreement through the Closing;

2.7.14 Company has not entered into, and neither Company nor any of the assets owned or used by Company has become bound by, any Contract, other than Contracts entered in the Ordinary Course of Business; and no Contract under which Company has or had any rights or interest, has been amended or terminated, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.15 Company has not incurred, assumed or otherwise become subject to any Liability, other than Liabilities incurred by Company in the Ordinary Course of Business, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.16 Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (a) have been incurred by Company since the date of Unaudited Interim Balance Sheet in the Ordinary Course of Business, and (b) have been discharged or paid in the Ordinary Course of Business, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.17 Company has not forgiven any debt or otherwise released or waived any right or claim, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.18 Company has not changed any of its methods of accounting or accounting practices in any respect, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.19 Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.20 Company has not made any payment, direct or indirect, of any Liability before the same shall have become due in accordance with its terms, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.21 Company has not entered into any agreements regarding any merger or consolidation of or by Company with any other corporation or any acquisition of all or any part of the stock, equity interest or the business or assets of any other person, firm, association, corporation or business organization, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.22 Company has not entered into any agreement regarding the purchase or lease of any property from any officer, director, employee or shareholder of Company, or any member of his or her family or any affiliate or associate of any such Person, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.23 To the Knowledge of Seller and each Shareholder, Company has not failed to perform any of its obligations in any material respect or suffered or permitted any default to exist under any Contract to which the Company is a party or by which it or any of its property may be bound or affected, and will not do any of the foregoing from the date of this Agreement through the Closing;

2.7.24 Company has not received any notice of termination, breach or default with respect to any Contract to which the Company is a party or by which it or any of its property may be bound or affected. Should Company receive any such notice between the date of this Agreement and the Closing, Shareholders shall immediately forward such notice to Buyer;
2.7.25 There have been no incidents involving any labor union organizing activity, labor dispute, trouble, strike or threatened strike, stoppage or other occurrence, event or condition of any similar character, or material change in relations with its employees, agents, customers or suppliers, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.26 Company has not transferred or granted any rights in or entered into any settlement regarding the Proprietary Assets, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.27 Company has not terminated or closed any business operation of Company, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.28 Company has used, and shall continue to use,its reasonable commercial business efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers, suppliers and others with whom it deals;
2.7.29 Company has not lost the services of any employee and has not sustained a termination of its relationship with any customer, supplier or other person with whom it deals and whose relationship is material to Company, and no such termination is anticipated. Should any such termination occur between the date of this Agreement and the Closing, Shareholders shall immediately inform Buyer of such termination;
2.7.30 Company has not instituted, settled or agreed to settle any Proceeding before any Governmental Body relating to Company or any of its property, and will not do any of the foregoing from the date of this Agreement through the Closing;
2.7.31 Company has not failed to replenish its Inventories in a normal and customary manner consistent with prior practice, or entered into purchase commitments in excess of the normal, ordinary and usual requirements of the business or at any price in excess of the then current market price, or changed its selling, pricing, advertising or personnel practices inconsistent with prior practice, and will not do any of the foregoing from the date of this Agreement through the Closing; and
2.7.32 Company has not agreed or committed (in writing or otherwise), to take any of the actions referred to in Sections 2.7.3 through 2.7.31, and will not agree or commit to take any such action between the date of this Agreement through Closing.
2.8 Real Estate.
2.8.1 Other than the Oil and Gas Assets, the Company has no interest in any real estate.
2.8.2 There are no current property management, service, equipment, supply, security, maintenance, construction or concession agreements with respect to or affecting the Company, except as disclosed on Schedule 2.8.

2.9 Title to Assets. Except as set forth in Schedule 2.9 or as noted in the Unaudited Interim Balance Sheet, Company owns, free and clear of Encumbrances:
2.9.1 all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by Company since the date of Unaudited Interim Balance Sheet, in the Ordinary Course of Business);
2.9.2 all assets acquired by Company since the date of Unaudited Interim Balance Sheet (except for inventory sold by Company since the date of Unaudited Interim Balance Sheet, in the Ordinary Course of Business);
2.9.3 all assets referred to in Schedules 2.10, 2.11 and 2.16 and all of Company’s rights under Contracts; and
2.9.4 all other assets reflected in Company’s current books and records as being owned by Company.
2.10 Receivables; Major Customers.
2.10.1 Schedule 2.10 provides a materially accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of Company as of the date of Unaudited Interim Balance Sheet.
2.10.2 Except as otherwise set forth in Schedule 2.10, all existing accounts receivable of Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of Unaudited Interim Balance Sheet and have not yet been collected): (a) represent valid obligations of customers of Company arising from bona fide transactions entered into in the Ordinary Course of Business; and (b) are current and where known collection problems exist, such problems have been disclosed. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense.
2.10.3 Except as otherwise disclosed in Schedule 2.10, neither Company nor Seller has any notice of or reason to believe that any customer of the Company will cease to be a customer of Company after the Closing.
2.11 Equipment.
2.11.1 Schedule 2.11 consists of a Company capital equipment and depreciation schedule, which describes historical cost and depreciation information with respect to all of Company’s capital equipment, furniture, fixtures, improvements and other tangible personal property. Schedule 2.11 also accurately identifies all material tangible personal property leased to Company.
2.11.2 Each material asset of Company: (a) is, to the Knowledge of Seller and each Shareholder, free of defects and deficiencies and in reasonably good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (b) to the Knowledge of Seller and each Shareholder, complies in all material respects and is being operated and otherwise used in compliance with applicable Legal Requirements; (c) in the reasonable business judgment of the Company and to the Knowledge of Seller and each Shareholder, is adequate for the uses to which it is being put; (d) in the reasonable business judgment of the Company and to the Knowledge of Seller and each Shareholder, is adequate for the conduct of Company’s business in the manner in which such business is currently being conducted; (e) in the reasonable business judgment of the Company and to the Knowledge of Seller and each Shareholder, has been adequately maintained in accordance with reasonable maintenance schedules; and (f) is owned by Company free and clear of any Encumbrance.

2.12 Products and Inventories.
2.12.1 To the best of the Knowledge of Seller and each Shareholder, all products held or intended for sale (“Inventories”) of Company reflected in the Unaudited Interim Balance Sheet are merchantable, and comply with all Legal Requirements. All Inventories at the Closing will be owned by Company free and clear of any Encumbrance.
2.12.2 The values net of reserves at which the Inventories are carried on the Unaudited Interim Balance Sheet reflect the normal and consistent inventory valuation method of Company of valuing inventory all in accordance with GAAP.
2.12.3 Except as specifically disclosed in Schedule 2.12, the products previously sold or delivered by Company or to be sold or delivered between the date hereof and the Closing will be merchantable and comply with or will comply with all applicable Legal Requirements.
2.12.4 The handling and storage practices, composition and labeling for each of Company’s products are in compliance with, and Company may store, distribute and sell each of its products on and after the Closing Date without violating any Legal Requirements.
2.13 Sufficiency of the Assets. As of the Closing Date, the properties and assets owned or leased by Company will constitute all the properties and assets currently used, and since the date of Unaudited Interim Balance Sheet have been used, by Company in its business, except for dispositions made in the Ordinary Course of Business, and in the reasonable business judgment of the Company are sufficient for the operation of its business on a basis consistent with past practices.
2.14 Tax Matters.
2.14.1 Except as set forth in Schedule 2.14, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.
2.14.2 Schedule 2.14 accurately identifies all presently unfiled Tax Returns required to be filed by or on behalf of Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (“Company Returns”). All Company Returns (including monthly payroll returns) (a) have been or will be filed when due, and (b) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Company has delivered or, as requested by Buyer prior to Closing, shall deliver or make available for inspection to the Buyer accurate and complete copies of Company Returns (other than monthly payroll returns) filed by Company.
2.14.3 Except as otherwise disclosed in Schedule 2.14, Company’s liability for unpaid Taxes for all periods ending on or before the date of the Unaudited Interim Balance Sheet does not, in the aggregate, exceed the amount of the current estimated offsetting credits and liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Unaudited Interim Balance Sheet.

2.14.4 Schedule 2.14 accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. Company has delivered to the Buyer accurate and complete copies of all audit reports and similar documents (to which Company has access) relating to Company Returns. Except as set forth in Schedule 2.14, no extension or waiver of the limitation period applicable to any of Company Returns has been granted (by Company or any other Person), and no such extension or waiver has been requested from Company.
2.14.5 Except as set forth in Schedule 2.14, no claim or other Proceeding is pending or, to the Knowledge of the Company and Seller, has been threatened against or with respect, to Company or Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller or Company. Company has not been, and will not be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
2.14.6 There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.
2.14.7 Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.
2.14.8 Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
2.14.9 Except as set forth in Schedule 2.14, Company has no net operating losses or other Tax attributes presently subject to limitation under Code Sections 382, 383 or 384 or the federal consolidated return regulations.
2.14.10 All Taxes required to be withheld from employees up to and through the Closing Date will have been withheld and timely deposited prior to the Closing.
2.14.11 To the Knowledge of Seller and each Shareholder, the requirements of Section 274 of the Code (disallowance of certain entertainment and similar expenses) have been complied with in all material respects.
2.14.12 To the Knowledge of Seller and each Shareholder, no non-deductible expenses have been deducted on the federal income Tax Return for any year open to audit by the Internal Revenue Service.
2.14.13 Except as set forth in Schedule 2.14, no Internal Revenue Service or state, county or local Tax audit is currently in progress.
2.14.14 Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (determining without regard to whether such transaction is a “reportable transaction” under such regulation).

2.14.15 Since its conversion to a limited liability company, Company has not made any election to be treated, for federal or state Tax purposes, as other than a partnership.
2.14.16 The Company continues to maintain its interest in the Oil and Gas Assets, which were acquired during the pre-conversion period when the Company was formerly known as GO, Inc., an Oklahoma corporation. Company represents and warrants that GO, Inc. paid any and all applicable Oklahoma Sales Tax when GO, Inc. originally acquired its interest in and to the Oil and Gas Assets, including any and all tangible personal property associated therewith. To the knowledge of Seller and Company, the continued ownership of the Oil and Gas Assets, including any and all tangible personal property associated therewith, by the Company as a result of its conversion from GO, Inc. to GO, LLC is not an event subject to Oklahoma Sales Tax.
2.15 Contracts.
2.15.1 Schedule 2.15 identifies each Contract of the Company. Except as identified in Schedule 2.15, all Contracts are in writing. Company has delivered to the Buyer accurate and complete copies of all written Contracts identified in Schedule 2.15, including all amendments thereto.
2.15.2 To the Knowledge of Seller and each Shareholder, each Contract is valid and in full force and effect, and is enforceable by Company in accordance with its terms.
2.15.3 To the Knowledge of Seller and each Shareholder, except as set forth in Schedule 2.15: (a) no Person acting for Company has violated or breached, or declared or committed any default under, any Contract; (b) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or modify any Contract; and (c) Company has not waived any of its rights under any Contract.
2.15.4 To the Knowledge of Seller and each Shareholder, no Person against which Company has or may acquire any rights under any Contract is insolvent or unable to materially satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to Company under any such Contract.
2.15.5 Except as otherwise set forth in Schedule 2.15: (a) Company has not guaranteed or otherwise agreed to insure or become liable for, and has not pledged any of its assets to secure, the performance or payment of any present obligation or other Liability of any other Person except in the Ordinary Course of Business; and (b) Company is not a party to or bound by (i) any joint venture agreement, partnership agreement, profit sharing agreement, royalty agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (ii) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.
2.15.6 To the Knowledge of Seller and each Shareholder, the performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement.

2.15.7 Except as identified in Schedule 2.15, no Person is renegotiating, or has the contractual right to renegotiate, any amount paid or payable to Company under any Contract or any other term or provision of any Contract.
2.15.8 The Contracts identified in Schedule 2.15 collectively constitute all of the Contracts necessary in the reasonable business judgment of the Company to enable Company to conduct its business in the general manner in which its business is currently being conducted.
2.15.9 Except as set forth in Schedule 2.15: (a) to the Knowledge of Seller and each Shareholder, the Contracts of Company, including but not limited to those described in Schedule 2.15, are legally valid, binding and enforceable agreements of Company, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights, and, to the Knowledge of Seller and each Shareholder, the other parties thereto; Company is not and, to the Knowledge of Seller and each Shareholder, no other party to any such Contract is in violation of or in default under such Contracts and no event or circumstances have occurred which constitute, or after notice or lapse of time or both would constitute, a violation or default thereunder on the part of Company or, to the Knowledge of Seller and each Shareholder, any other party thereto or result in a right to accelerate or loss of rights; and such Contracts will continue to be binding in accordance with their terms after the Closing, assuming any required consents listed in Schedule 2.15 are obtained; (b) to the Knowledge of Seller and each Shareholder, Company has fulfilled all material obligations required pursuant to each Contract to have been performed by it, and Company and the Seller have no reason to believe that Company will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof, and (c) none of the payments required to be made under any Contract has been prepaid by more than 30 days prior to the due date of such payment thereunder and the estimated cost to complete any Contract of Company, plus expenses incurred by them on that Contract, is not presently anticipated to exceed the total Contract price.
2.16 Proprietary Assets.
2.16.1 Attached as Schedule 2.16 is (a) a description of all Proprietary Assets owned by, licensed to or used in the business of Company together with a designation of ownership, and (b) a listing of all Company agreements or arrangements which affect the ownership or use of any Proprietary Asset. Except as otherwise set forth in Schedule 2.16, Company is the owner of all right, title and interest in and to each such Proprietary Asset free and clear of all Encumbrances or, to the Knowledge of Seller and each Shareholder, has the right to use, free and clear of royalties or any claims or rights of others, such Proprietary Assets.
2.16.2 In its business judgment, Company has taken reasonable business measures and precautions necessary to protect the confidentiality and/or value of each Company-owned Proprietary Asset identified or required to be identified in Schedule 2.16.
2.16.3 Company has not at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the best Knowledge of Seller and each Shareholder, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes, any Proprietary Asset owned by Company.
2.17 Proceedings; Orders.
2.17.1 Except as set forth in Schedule 2.17, there is no pending Proceeding, and, to the Knowledge of Seller and each Shareholder, no Person has threatened to commence any Proceeding: (a) that involves Company or that otherwise relates to or likely would affect Company’s business or any of the assets owned or used by Company (whether or not Company is named as a party thereto); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

2.17.2 Except as set forth in Schedule 2.17, to the Knowledge of Seller and each Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
2.17.3 Except as set forth in Schedule 2.17, within the last five (5) years: (a) no Proceeding has been commenced by or against Company, and (b) no Proceeding otherwise involving or relating to Company has been pending or, to the Knowledge of Seller and each Shareholder, threatened.
2.17.4 To the extent requested by Buyer, Company has delivered or will deliver prior to Closing to the Buyer materially accurate and complete copies of all pleadings, correspondence and other written materials to which Company has access that relate to the Proceedings identified in Schedule 2.17.
2.17.5 There is no Order to which Company, or any of the assets owned or used by Company, is subject, and Seller is not subject to any Order that relates to Company’s business or to any of the assets owned or used by Company.
2.17.6 No officer or employee of Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Company’s business.
2.17.7 There is no current proposed Order that, if issued or otherwise put into effect, (a) would have a materially adverse effect on Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects or on the ability of Company or Seller to comply with or perform any covenant or obligation under the Agreement, or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.
2.17.8 Except as disclosed in Schedule 2.17, each Proceeding listed in Schedule 2.17 is fully covered by existing policies of insurance.
2.17.9 Except as disclosed in Schedule 2.17, Company is not a party to any Proceeding as a party plaintiff, nor is Company presently contemplating the initiation of any such Proceeding.
2.18 Employee and Labor Matters.
2.18.1 Schedule 2.18 accurately sets forth, with respect to each employee of Company (including any employee of Company who is on a leave of absence or on layoff status): (a) the name of such employee and the approximate date as of which such employee was originally hired by Company; and (b) such employee’s title and salary.
2.18.2 Except as otherwise specifically described in Schedule 2.18, there is no former employee of Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Company or otherwise) relating to such former employee’s employment with Company.

2.18.3 Except as otherwise set forth in Schedule 2.18, Company is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.
2.18.4 Except as otherwise set forth in Schedule 2.18, the employment of each of Company’s employees is terminable by Company at will. Company has made available to the Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy, statements and other materials relating to the employment of the current and former employees of Company.
2.18.5 To the best of the Knowledge of Seller and each Shareholder: (a) no employee of Company has expressed an intent to terminate his employment with Company; (b) no employee of Company has received an offer to join a business that likely would be competitive with Company’s business; and (c) no employee of Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (i) the performance by such employee of any of his duties or responsibilities as an employee of Company, or (ii) Company’s business or operations.
2.18.6 Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Company or any of its employees. There is not now pending, and to the Knowledge of Seller and each Shareholder no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.
2.18.7 Except as set forth in Schedule 2.18, no present or former employee of Company has any claim against Company (whether under a Legal Requirement, any employee agreement or otherwise) on account of or for (a) unaccrued overtime pay, other than overtime pay for the current payroll period; (b) unaccrued wages or salaries (excluding wages or salaries for the current payroll period); (c) unaccrued vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay; (d) any violation of any Legal Requirement relating to minimum wages or maximum hours of work; or (e) breach of any fiduciary duty of Company or of any trustee of any of Employee Benefit Plans.
2.18.8 Except as set forth in Schedule 2.18, no person or party (including, but not limited to, Governmental Bodies) has made any claim, and to the Knowledge of Seller and each Shareholder there is no basis or grounds for any claim, against Company arising out of any Legal Requirement relating to discrimination against employees or any other employee practices, including retirement or labor relations, equal employment opportunity or occupational, safety and/or health standards.
2.19 Benefit Plans; ERISA.
2.19.1 Neither Company nor any ERISA Affiliate has ever established, adopted, maintained, sponsored, contributed to, participated in any Employee Benefit Plan or incurred any Liability with respect to any Employee Benefit Plan. Neither Company nor any ERISA Affiliate has ever provided or made available any fringe benefit, whether or not the value of such benefit is includible in the recipient’s gross income, as determined in accordance with Section 132 of the Code or other applicable sections, or other similar material benefit of any nature to any of its employees.

2.19.2 Company’s financial statement(s) reflect all of Company’s employee benefit liabilities in a manner satisfying the requirements set forth in FASB Statement Nos. 87, 106 and 112.
2.19.3 Company does not sponsor or participate in any plan or arrangement, whether qualified or unqualified, providing for either shutdown benefits or post-employment medical benefits.
2.20 Insurance.
2.20.1 Schedule 2.20 accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Company: (a) the name of the insurance carrier that issued such policy and the policy number of such policy; (b) whether such policy is a “claims made” or an “occurrences” policy; (c) a description of the type of coverage provided by such policy and the material terms of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements); (d) the annual premium payable with respect to such policy; and (e) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. Schedule 2.20 also identifies (i) each pending application for insurance that has been submitted by or on behalf of Company, and (ii) each self-insurance or risk-sharing arrangement affecting Company or any of its assets. Company has made available for inspection by the Buyer accurate and complete copies of all of the insurance policies identified in Schedule 2.20 (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 2.20.
2.20.2 Each of the policies identified in Schedule 2.20 is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the Knowledge of Seller and each Shareholder, is financially sound. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) materially accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.
2.20.3 Except as set forth in Schedule 2.20, there is no pending claim under or based upon any of the policies identified in Schedule 2.20, and to the Knowledge of Seller and each Shareholder no event has occurred, and no condition or circumstance exists, that would likely (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.
2.20.4 Company has not received: (a) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 2.20 or regarding any actual or possible material adjustment in the amount of the premiums payable with respect to any of said policies; (b) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 2.20; or (c) any indication that the issuer of any of the policies identified in Schedule 2.20 may be unwilling or unable to perform any of its obligations thereunder.
2.20.5 Except as disclosed in Schedule 2.20, there has been no period during the past five (5) years which Company has not maintained insurance coverage in amounts and against losses and risks within its reasonable business judgement normal for businesses similar to its business.
2.20.6 Company’s office and all Company facilities are insurable in their present condition against fire and other casualty at standard rates and neither Company nor Seller has been notified by any insurance carrier or its agent that such facilities will require improvements in order to maintain such insurance at standard rates.

2.21 Related Party Transactions. Except as set forth in Schedule 2.21 and except for the transactions contemplated by this Agreement, at Closing no Related Party has or will have a claim against Company arising from a Related Party Transaction.
2.22 Sale of Products; Performance of Services. Except as set forth in Schedule 2.22, within the last five (5) years no customer or other Person has ever asserted or threatened to assert any material claim against Company (a) under or based upon any product, service or warranty provided by or on behalf of Company; or (b) under or based upon any other warranty relating to any product sold by Company or any services performed by Company. To the best of the Knowledge of Seller and each Shareholder, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.
2.23 Bank Accounts; Powers of Attorney.
2.23.1 Schedule 2.23 accurately sets forth, with respect to each account maintained by or for the benefit of Company at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; and (c) the names of all individuals authorized to draw on or make withdrawals from such account. Except as set forth in Schedule 2.23, there are no safe deposit boxes or similar arrangements maintained by or for the benefit of Company.
2.23.2 Except as set forth in Schedule 2.23, Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof).
2.24 Compliance with Legal Requirements. Except as set forth in Schedule 2.24:
2.24.1 Company, to its and Seller’s Knowledge, is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.
2.24.2 To Company’s and Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement.
2.24.3 Company has not received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any environmental cleanup or any remedial, corrective or response action of any nature.
2.24.4 To Company and Seller’s Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, would specifically affect Company and either (i) may have an adverse effect on Company’s business, condition, assets, liabilities, operations, financial performance, results of operations or prospects or on the ability of Company or the Seller to comply with or perform any covenant or obligation under the Agreement; or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

2.24.5 Without limiting the foregoing, to the Knowledge of Seller and each Shareholder, Company has obtained and now holds all licenses, permits, certificates and authorizations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it. To the Knowledge of Seller and each Shareholder, Company has properly filed all reports and other documents required to be filed with any Governmental Body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Company or any Subsidiary are disclosed on Schedule 2.24 and, except as otherwise noted therein, none of the items so listed will lapse or expire prior to December 31, 2007.
2.25 The Oil and Gas Assets.
2.25.1 Company has at least Defensible Title to all of the Oil and Gas Assets. The Oil and Gas Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever necessary to operate the business of its pipeline system in the manner presently operated by Seller and (ii) include all of the operating assets of Seller used or held for use in connection with the operation of its pipeline system and its business.
2.25.2 Except as otherwise set forth in Schedule 2.25 to the Knowledge of Seller and each Shareholder, all wells included in the Oil and Gas Assets have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations (excluding Environmental Laws). To the Knowledge of Seller and each Shareholder, Company has complied, to the extent compliance is required or appropriate as of the Effective Time, with all plugging and abandonment obligations associated with wells owned or operated by Company, including plugging, abandonment, surface restoration, site clearance and disposal related waste materials, in compliance with all applicable contractual obligations and applicable rules and regulations of Governmental Bodies having jurisdiction.
2.25.3 Except as set forth on Schedule 2.25, the Oil and Gas Assets are subject to no contracts for the sale of oil or gas attributable to periods after the Effective Time, other than agreements that (i) are terminable by Company, without penalty, upon not more than thirty (30) days’ notice, or (ii) provide for prices based upon market value on a current monthly basis or upon spot market price or published in an index commonly recognized by experienced sellers and purchasers of oil or gas production. Company is not under any obligation under any production sales contract, take-or-pay clause, or any similar arrangement, to deliver oil or gas from the Assets without receiving payment reasonably contemporaneous to the time of or subsequent to delivery. Company has not entered into and is not subject to any obligation to deliver gas or oil in the future for which payment has already been received (e.g., a “forward” sale contract).
2.25.4 Schedule 2.25 lists all material real property leaseholds and site easements related to the Oil and Gas Assets and owned, held or used by Seller, together with the respective lease agreement, easement or other document creating those interests (the “Site Leases and Easements”). Schedule 2.25 also lists all pipeline rights-of-way, easements, servitudes, and permits and licenses of a similar nature, owned, held or used by Seller and the respective easement or other document creating those interests (the “Rights-of-Way Agreements”).
2.25.5 All operating agreements, farm-out or farm-in agreements, settlement agreements and production sales contracts covering the Oil and Gas Assets are identified on Schedule 2.25 attached hereto.
2.25.6 To the Knowledge of Seller and each Shareholder, all material royalties, rentals, and other payments due under the agreements covering the Oil and Gas Assets have been properly and timely paid and all conditions necessary to keep the agreements in full force have been fully performed. No notices have been received by Company of any claims to the contrary and to the Knowledge of Seller and each Shareholder, all of the agreements covering the Oil and Gas Assets are in full force and effect.

2.25.7 All ad valorem, sales, property, production, severance or similar taxes based on or measured by the ownership of the Oil and Gas Assets or the production of hydrocarbons or the receipt of proceeds have been properly paid and all such taxes and assessments which become due and payable prior to the Effective Time shall be properly paid by the Company.
2.25.8 To the knowledge of the Company and Seller, all material valid laws, regulations, and orders of all governmental agencies having jurisdiction over the Oil and Gas Assets have been and shall continue to be complied with until Closing.
2.25.9 As of the Effective Time there are no production or pipeline imbalances with oil, gas or hydrocarbon purchasers or pipelines.
2.26 Environmental Matters.
2.26.1 Except as disclosed in Schedule 2.26, to the Knowledge of Seller and each Shareholder, Company is in compliance in all material respects with all applicable Environmental Laws. Except as disclosed in Schedule 2.26, Company has not received any notice or other communication (in writing or otherwise) that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that likely would prevent or interfere with Company’s compliance with any Environmental Law in the future.
2.26.2 Except as disclosed in Schedule 2.26, Company (i) has not disposed of, and has not received any notice from any person or Entity alleging that Company has disposed of, any Hazardous Material on any properties currently or previously owned by, leased by or leased to or operated by Company and Company is unaware of any Hazardous Material having ever been disposed of on such properties or sites; and (ii) to the Knowledge of Seller and each Shareholder, has not disposed of any Hazardous Material on third party sites (or incurred any potential liability) for the generation, treatment, storage or disposal, lawful or otherwise, of Hazardous Material.
2.26.3 Except as disclosed in Schedule 2.26, to the Knowledge of Seller and each Shareholder, there is not constructed, deposited, stored, disposed, placed or located on any of real property currently or previously owned by, leased by or leased to or operated by Company or in any of Company’s fixed assets, any (a) asbestos in any form which is friable; (b) urea formaldehyde foam insulation; (c) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (d) active or out-of-service above ground or underground storage tanks or sites from which such storage tanks have been removed; or (e) any Hazardous Material or any other chemical, material, substance or other matter of any kind whatsoever (other than customary office and cleaning supplies) exposure to which is prohibited, limited or regulated by any Environmental Law.
2.26.4 Except as disclosed in Schedule 2.26, neither Company nor Seller is aware of any Environmental Law due to be imposed on the business or assets of Company which will increase the cost of complying with the Environmental Laws.
2.26.5 Schedule 2.26 sets forth a correct and complete list of all of Governmental Authorizations issued by Governmental Bodies pursuant to any Environmental Law, copies of which have been delivered to the Buyer. To the Knowledge of Seller and each Shareholder, the Governmental Authorizations listed on Schedule 2.26 constitute all of the Governmental Authorizations that are necessary to conduct the business of Company in compliance with Environmental Law, are in full force and effect, and all fees payable in connection therewith prior to the Effective Time have been paid. To the Knowledge of Seller and each Shareholder, neither the execution and delivery of this Agreement nor any of the transactions contemplated herein will cause any of the Governmental Authorizations to be invalidated, violated or otherwise adversely affected.

2.26.6 Company has delivered to or made available for inspection by the Buyer copies of all: (a) applications, reports or other materials submitted to any Governmental Body by Company in compliance with Environmental Law; (b) to the Knowledge of Seller and each Shareholder, records or manifests required to be maintained by Company pursuant to Environmental Law; (c) notices of violation, summonses, orders, complaints or other documents received by Company relating to compliance with or liability under Environmental Law or the discharge, emission or release of any Hazardous Material at, affecting or in any way relating to the Real Properties; and (d) records of analyses of any environmental tests pertaining to the Real Properties, including, without limitation, the results of any air, water or soil analyses, tank integrity testing, or radon testing.
2.26.7 Schedule 2.26 discloses a correct and complete listing of all facilities at which (a) Company has generated, treated, stored or disposed of Hazardous Material; or (b) any third party under contract with Company generates, treats, stores or disposes of or has generated, treated, stored or disposed of Hazardous Material received from Company.
2.26.8 No investigation made and no environmental assessments obtained by the Buyer shall limit or invalidate any representation or warranty made by or disclosures required under this Agreement.
2.26.9 Company has not contractually retained or assumed the liability of any other person under any Environmental Law.
2.27 Brokers. Except as set forth in Schedule 2.27, no broker or finder has acted for Seller or Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s or similar fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller or Company.
2.28 Full Disclosure. None of the representations and warranties of Seller or Company in the Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading. As of the date of this Agreement, Company has provided the Buyer and the Buyer’s Representatives with full and complete access to all of Company’s records and other documents and data requested by them.
3. Further Representations and Warranties of the Seller. As material inducement to Buyer to enter into this Agreement and to close hereunder, Seller makes the following representations and warranties to Buyer:
3.1 Ownership of Membership Interests. The Seller owns the Membership Interest as set forth on Schedule 3.1. Seller has good, marketable and unencumbered title to the Membership Interest, free and clear of all liens, security interests, pledges, claims, options, and rights of others. There are no restrictions on Seller’s right to transfer the Membership Interest to Buyer pursuant to this Agreement. Between the date hereof and Closing, no transfer of record ownership of, or beneficial interest in the Membership Interest will be made and no liens, security interests, pledges, claims, options, and rights of others with respect the Membership Interest will be created.

3.2 Authorization; Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
3.3 Agreement Not in Breach of Other Instruments Affecting the Seller. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Seller do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement or other instrument (including without limitation, Company’s and Seller’s organizational documents) by which Seller is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.
4. Representations and Warranties of Buyer and Rio Vista. As material inducement to Company, the Seller and the Shareholders to enter into this Agreement, Buyer and Rio Vista make the following representations and warranties to Company, the Seller and the Shareholders:
4.1 Corporate Status and Authority; Common Units.
4.1.1 Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the limited liability company power to acquire the stock to be acquired hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary limited liability company action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.
4.1.2 Rio Vista is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Rio Vista has, and will continue to have at all times until Closing and issuance and delivery of the Purchase Price Units hereunder, the authorization and a sufficient number of authorized but unissued Common Units to be able to issue all of the Purchase Price Units which are to be issued hereunder. The execution, delivery and performance of this Agreement and issuance of the Purchase Price Units by Rio Vista have been duly authorized by all necessary partnership action on the part of Rio Vista, and this Agreement constitutes the valid and binding obligation of Rio Vista, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.
4.2 Status of Purchase Price Units. The Purchase Price Units, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

4.3 Agreement Not in Breach of Other Instruments Affecting Buyer or Rio Vista. The execution and delivery of this Agreement and the consummation of the transactions provided for herein by Buyer and/or Rio Vista do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer or Rio Vista under, any agreement, indenture or other instrument by which Buyer or Rio Vista is bound, Buyer’s Certificate, Buyer’s organizational documents and Rio Vista’s Agreement of Limited Partnership, any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.
4.4 Purchase for Investment. Buyer is acquiring the Membership Interest for its own investment and not with a view to distribution or resale. Buyer represents and acknowledges that it is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of the Company which it deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interest. Without limiting the foregoing, Buyer understands and acknowledges that neither Seller, the Company, the Shareholders nor anyone acting on their behalf has made any representations or warranties other than those contained herein respecting the Seller, the Shareholders, the Company or the future conduct Company’s business, and Buyer has not relied upon any representations or warranties other than those contained herein.
4.5 Full Disclosure. None of the representations and warranties of Buyer or Rio Vista in the Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading. Rio Vista’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Report on Form 8-K, each as filed with the SEC, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, as of the date and in light of the circumstances under which they were made, not misleading.
4.6 Rio Vista Guaranty. Rio Vista hereby guarantees (as a primary obligor) and warrants the performance of all obligations and the accuracy and veracity of all representations and warranties of Buyer in the Agreement and indemnifies Seller, the Company and the Shareholders against any breach thereof by Buyer as follows:
4.6.1 Rio Vista unconditionally, absolutely and irrevocably guarantees the veracity and accuracy of all representations and warranties and the performance of all covenants, conditions, agreements and obligations of Buyer under this Agreement, including the payment of all sums due hereunder (the “Obligations”). If Buyer fails to perform any such covenants, conditions, agreements or obligations, or fails to pay any sums that may arise or become due hereunder, Rio Vista shall cause such covenants, conditions, agreements or obligations to be performed, and/or shall pay such amounts or other sums due, and/or any damages or other sums that may be due immediately upon written notice of such default.
4.6.2 The obligation of Rio Vista to Seller, Company and Shareholders under this Guaranty is direct and primary and joint and several with Buyer, and is not limited to that of a surety or indemnitor. Rio Vista, without limitation on Rio Vista’s obligations hereunder, is liable for payment of the Obligations as a primary obligor and in solido with Buyer. The guaranty made hereby is an irrevocable, absolute, continuing guaranty of payment and performance by Buyer and not a guaranty of collection.

4.6.3 Seller, the Company or the Shareholder(s) may proceed directly against Rio Vista without any obligation to proceed against Buyer, or to pursue any other remedy. Without limiting the preceding sentence, Seller, the Company and/or the Shareholder(s) shall not be required to exhaust their remedies against Buyer. Seller, the Company or the Shareholder(s) may enforce Rio Vista’s payment of all or any of the obligations without any requirement on Seller, the Company or the Shareholder(s) to (a) institute suit or exhaust remedies against Buyer or any one or more other persons, (b) foreclose or otherwise enforce any liens or security interests, (c) join Buyer or any one or more other persons in any action seeking to enforce this Agreement, or (d) resort to any other means of obtaining payment of any of the Obligations. Seller, the Company and the Shareholder(s) shall have no obligation to mitigate damages or take any other action to reduce, collect or enforce the Obligations.
5. Continuation and Survival of Representations and Warranties. All representations and warranties, including information disclosed in Schedules, made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times. If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to all of the other parties hereto. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement; shall continue in full force and effect; and shall provide the basis for the remedies set forth herein or otherwise available to the non-breaching party. Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any specific representation or warranty contained herein and in the corresponding Schedule shall not be construed as exceptions or qualifications to any other warranty or representation. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or Knowledge of any party to this Agreement.
6. Buyer’s Inspection Rights. Company has given and shall give to Buyer and its designated employees or representatives full access to all of the properties, facilities and assets of Company, to Company’s stock books, the Company Records, and to all of Company’s documents, books and records relating to its current and past operations and Business. Company has permitted and shall permit such employees and representatives to make copies of Company’s written materials and to interview and question Company’s employees.
7. Conduct of the Business of Company Pending Closing.
7.1 Between the date hereof and the Closing hereunder, Company shall and Seller shall cause the Company to:
7.1.1 not take or intentionally or recklessly suffer or permit any action which would render untrue any of the representations or warranties of Company herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;
7.1.2 conduct its Business in a good and diligent manner in the ordinary and usual course;
7.1.3 not enter into any material contract, agreement, commitment or arrangement with any party, absent the prior written consent of Buyer, other than contracts for the sale of products or services and contracts for the purchase of materials, services and supplies in the ordinary and usual course of its Business;

7.1.4 use its best commercially-reasonable efforts to preserve its Business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;
7.1.5 maintain in full force and effect all of the insurance policies listed on Schedule 2.20 and make no change in any insurance coverage without the prior written consent of Buyer;
7.1.6 keep the properties occupied by Company and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance;
7.1.7 continue to maintain all of its usual Business books and records in accordance with its past practices;
7.1.8 not amend its organizational documents;
7.1.9 not declare or make any dividend or other payment on or with respect to its capital stock, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;
7.1.10 not waive any right or cancel any claim;
7.1.11 not increase the compensation or rate of compensation payable to any of its employees;
7.1.12 maintain its corporate existence and not merge or consolidate with any other Entity;
7.1.13 comply with all provisions of all applicable laws, rules and regulations;
7.1.14 not make any capital expenditure exceeding $25,000 as to any individual expenditure or series of related expenditures, and not exceeding $100,000 in the aggregate, except with the written approval of Buyer; and
7.1.15 use its best commercially-reasonable efforts to obtain any necessary third party consents and take other actions in order to consummate the transactions contemplated by this Agreement.
7.2 Between the date hereof and the Closing hereunder, the Company and Seller shall promptly notify the Buyer in writing of any material event, condition, fact or circumstance of which the Company or any of its representatives or the Seller has Knowledge that may make the timely satisfaction of any of the conditions set forth in this Section 7 impossible or unlikely.
7.3 During the pre-Closing period, upon the inquiry of the Buyer, the Company and Seller shall promptly notify the Buyer of:
7.3.1 the discovery by the Company or Seller of any material event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Company or Seller in this Agreement;

7.3.2 any material event, condition, fact or circumstance that occurs, arises or exists to the Knowledge of Seller and each Shareholder or the Company after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Company or Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and
7.3.3 any breach of any covenant or obligation of the Company or Seller.
7.4 The Company and the Seller agree to take all reasonable precautions to prevent any trading in securities of Buyer or Buyer’s Affiliates by the Company or the Company’s officers, directors, shareholders, employees and agents having knowledge of the transactions contemplated by this Agreement until the tenth business day following the earlier of the termination of this Agreement in accordance with Section 18 or the Closing.
7.5 [Intentionally omitted.]
7.6 Suspense Accounts. The parties agree that all suspended royalties and other proceeds which are held by Company (or by a third-party designee on behalf of Company) in suspense for third parties attributable to production from the Assets shall be retained by the Company at the Closing. A list of such suspended royalties and other proceeds is attached as Schedule 7.6. The Company shall continue to be responsible for the payment of all suspended revenues to third parties entitled to the same and shall and does hereby hold Seller harmless from and against any loss, liability, cost or expense (other than those that may be attributed to Seller’s improper placement of such revenues in suspense) which might arise from claims of third parties asserted following the Closing.
8. Conditions Precedent to Buyer’s Obligation to Close. The following shall be conditions precedent to the obligation of Buyer to close hereunder, any of which may be waived in whole or in part by Buyer:
8.1 Each of the representations and warranties of Company and the Seller contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specific date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all respects.
8.2 Each of the agreements, covenants and undertakings of Company and the Seller contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.
8.3 Other than as disclosed in the Schedules hereto, (a) no governmental actions involving or potentially involving a liability, obligation or loss on the part of Company of $25,000 or more, in the aggregate, or which by reason of the nature of the relief sought might have a material adverse effect on Company’s Business or financial condition, shall be threatened or commenced against Company with respect to any matter; (b) no governmental action shall be threatened or commenced against Company or Seller with respect to the consummation of the transactions provided for herein; and (c) neither Company nor Seller has any Knowledge of any basis for such, governmental action.
8.4 All indebtedness owing to Company by any shareholder, officer, director or employee will be paid in full at or prior to Closing.

8.5 All actions, proceedings, instruments and documents required to enable Company and the Seller to perform this Agreement or matters incident thereto (other than matters for which Buyer is responsible under the terms of this Agreement), and all other legal matters not relating to a default by Buyer of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Buyer.
8.6 All documents required to be delivered by the Seller at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.
8.7 Buyer’s Board of Directors shall have approved this Agreement and all other transactions contemplated hereby.
8.8 [Intentionally omitted.]
8.9 There shall have been no material change to the “current assets” and the “current liabilities” as reflected on the Unaudited Interim Balance Sheet. (Notwithstanding anything herein to the contrary, Buyer expressly acknowledges that all ordinary course liabilities, accounts payable and/or notes payable of the Company shall be satisfied out of the Company’s Assets prior to any sale or transfer of such Assets.)
8.10 [Intentionally omitted.]
9. Conditions Precedent to the Seller’s Obligation to Close. The following shall be conditions precedent to the obligation of the Seller to close hereunder, any of which may be waived in whole or in part by the Seller:
9.1 Each of the representations and warranties of Buyer and Rio Vista contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specified date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all respects.
9.2 Each of the agreements, covenants and undertakings of Buyer and Rio Vista contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.
9.3 No litigation, governmental action or other proceeding shall be threatened or commenced against Buyer with respect to either the consummation of the transactions provided for herein or any material claim on which the award of damages would be anticipated to jeopardize Buyer’s ability to continue its business as a going concern, and Buyer has no Knowledge of any basis for any such litigation, governmental action or other proceeding.
9.4 All actions, proceedings, instruments and documents required to enable Buyer to perform this Agreement or matters incident thereto (other than matters for which Company and/or Seller are responsible under the terms of this Agreement), and all other legal matters not relating to a default by Company or the Seller of their obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Company and the Seller.
9.5 All documents required to be delivered by Buyer at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

10. Closing and Post-Closing.
10.1 Closing Date. The closing of the transactions provided for in this Agreement (herein sometimes called the “Closing”) shall take place at 10:00 a.m. on October 22, 2007 at the offices of Buyer, or such other place and time as shall be agreed to between the President of Buyer and the Seller’s Agent. The date and time of Closing is sometimes herein called the “Closing Date.” No party shall publicly disclose the terms or existence of this Agreement or make any other announcement concerning this Agreement until either the Closing occurs or the Agreement terminates. Should Closing not occur by October 22, 2007, Buyer shall have the option to extend the date of Closing by an additional twenty (28) days by paying to Seller an additional deposit, such additional deposit to be in amount equal to the Deposit. If closing does not occur on or before October 22, 2007 (or if extended to November 19, 2007 by the terms of this paragraph) the entire Deposit and the additional Deposit shall be forfeited to Seller as a Negotiation Fee. Receipt of the Deposit shall be a Condition Precedent to the effectiveness of this Agreement upon Seller, Shareholders and Company.
10.2 Deliveries by the Seller and Company at Closing. At Closing, the Seller and Company will deliver or cause to be delivered to Buyer the following:
10.2.1 an assignment of the Membership Interest conveying all of Seller’s right, title and interest in and to the Membership Interest to Buyer;
10.2.2 certificates of the President or a Vice-President of Seller and the Manager of the Company, dated as of the Closing Date, confirming (a) the truth and correctness of all of the representations and warranties of Company and the Seller contained in Section 2 and Section 3 herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 5 hereof, and (b) that all agreements and covenants of Company and the Seller specified herein have been complied with;
10.2.3 as requested by Buyer, the signed resignations of all directors and all officers of Company dated and effective as of the Closing Date;
10.2.4 the stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the Seller, directors or any committee of directors of Company) and the corporate seal of Company;
10.2.5 a “good standing” certificate for Company and a certified copy of the organizational documents and all amendments thereto issued by the Secretary of State of Oklahoma and dated as of a date within ten (10) business days prior to the Closing Date;
10.2.6 the original copy of each document listed on the Schedules(or access thereto); and
10.2.7 a Certification by Seller pursuant to the Foreign Investment Real Property Tax Act, in the form attached hereto as Exhibit F.
10.3 Deliveries by Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to the Seller the following:
10.3.1 certificates for an aggregate of ninety-one thousand nine hundred ninety-six (91,996) validly issued, fully paid and non-assessable Common Units registered in the names of the Seller (or its designee(s)) in accordance with their respective interests as set forth on Schedule 1;

10.3.2 the cash portion of the Purchase Price,less the amount of the Deposit and any additional deposit paid by the Buyer to the Seller pursuant to Section 10.1, via wire transfer;
10.3.3 the Certificate of the President or a Vice-President of Buyer, dated the Closing Date, confirming the truth and correctness of all of the representations and warranties of Buyer contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date; and
10.3.4 the Certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, that the necessary corporate action by the Board of Directors of Buyer has been taken to authorize the consummation by Buyer of the transactions provided for herein.
10.4 Post-Closing Adjustments.
10.4.1 Post-Closing Settlement. On or before one hundred twenty (120) days after Closing (“Final Settlement Date”), Buyer shall execute and deliver to Seller a final statement (the “Final Settlement Statement”) which shall set forth all of the adjustments called for in this Section 10.4 (“Final Settlement Amount”), including an accounting of all (i) revenues distributed to Seller attributable to the Oil and Gas Assets for the period from the Effective Time to the Closing Date and (ii) all capital costs, Taxes (excluding income and franchise and including prorated estimates of ad valorem taxes in the absence of actuals), and expenses charged and paid by Seller attributable to the Oil and Gas Assets for the period from and after the Effective Date.
Seller shall have the right, within sixty (60) days after receipt of the Final Settlement Statement, to audit and object to such statement. If Seller objects to the Final Settlement Statement in writing within the sixty (60) day period, Buyer and Seller shall attempt to resolve such objections within thirty (30) days after receipt of said objection. If the Parties are unable to resolve such objections within the thirty (30) day period, then Seller’s disputed items shall be submitted to an independent, nationally recognized accounting firm without any material financial relationship to either Buyer or Seller, as mutually selected by Buyer and Seller within five (5) business days after the end of the foregoing 30-day period. The fees and expenses of such arbitrator shall be borne 50% by Seller and 50% by Buyer.
Payment of the Final Settlement Amount is due thirty (30) days from receipt of the Final Settlement Statement, or ten (10) days from the determination of the Final Settlement Amount under the Dispute Resolution Procedure, whichever is later. Interest will be applied at the Agreed Rate to any amounts if not paid when due.
(a) Seller Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Seller:
(i) To the extent not previously distributed to Seller, all proceeds received by Buyer (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Oil and Gas Assets during the period before the Effective Time;
(ii) To the extent not previously accounted for, an amount equal to all capital costs, expenses, and any Taxes that have been paid by Seller and that are attributable to the Oil and Gas Assets from and after the Effective Date; and

(iii) to the extent not covered in the preceding paragraphs, an amount equal to all prepaid expenses that are in accordance with generally accepted accounting principles consistently applied in the oil and gas industry (“GAAP”), attributable to all or any portion of the Oil and Gas Assets during the period after the Effective Time, which were paid by or on behalf of Seller, and which will inure to the benefit of Buyer, including, without limitation, advance drilling, applicable insurance costs, prepaid utility charges, equipment rentals, and prepaid Taxes.
(b) Buyer Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Buyer:
(i) All proceeds received by Shareholders (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Oil and Gas Assets during the period from and after the Effective Time; and
(ii) All capital costs, expenses, and any Taxes attributable to the Oil and Gas Assets for periods from and after the Effective Date until Closing.
10.4.2 Additional Post-Closing Adjustments and Settlements. Following payment of the Final Settlement Amount, and until December 31, 2007, Buyer shall continue to account for the Seller Adjustments under (a), above, and for the Buyer Adjustments, under (b), above, (in the same manner as such were accounted for during the period covered by the Final Settlement Statement). Within thirty (30) days after receiving or incurring any such adjustment, Buyer shall furnish Seller with a statement indicating the adjustment and the amount due either party. The party owing the amount shall make payment within ten (10) days of the date of the statement. Seller shall have identical rights to audit or object as set forth in Section 10.4.1.
11. Indemnification.
11.1 Seller’s and Shareholder’s Agreement to Indemnify. The Seller and the Shareholders hereby indemnify and agree to hold harmless Buyer and its successors and assigns and each such entity’s officers, directors, shareholder and agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of any and all Losses (as hereinafter defined).
11.2 Definition of “Losses.” As used in this Section 11, “Losses” means any and all loss or damage to Buyer or Company resulting from:
11.2.1 any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant or agreement on the part of Company, the Shareholders or the Seller contained herein;
11.2.2 any material error contained in any statement, report, certificate or other document or instrument delivered to Buyer pursuant to this Agreement or contained in any Schedule attached hereto, provide such error is reasonably anticipated to negatively impact the ongoing business operations of the Company;

11.2.3 except for such matters identified in the Schedules hereto, any actual or alleged claim, debt, liability, obligation, loss, fine, penalty, damage or diminution in value suffered by Company or incurred by Company to any party, incurred prior to Closing hereunder or arising from any matter occurring prior to Closing hereunder, including but not limited to claims made by governmental authorities for Taxes or otherwise; and
11.2.4 any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to any of the foregoing.
11.3 Procedures for Establishment of Losses.
11.3.1 If any claim shall be asserted against Buyer or Company which, if sustained, would result in a Loss, Buyer, promptly within a reasonable time after learning of such claim (but in no event later than ten days prior to any default date on responding to any such claim) , shall notify the Seller and Shareholders of such claim, and shall extend to the Seller and the Shareholders a reasonable opportunity to defend against such claim, at the Seller’s and/or the Shareholders’ sole expense and through legal counsel satisfactory to Buyer, provided that the Seller and the Shareholders proceed in good faith, expeditiously and diligently. No effort to recover the amount of the Loss related to such claim shall be made by Buyer pursuant to Section 11.3.2 while such defense is still being made until the earlier of (a) the resolution of such claim by the Seller or the Shareholders with the claimant, or (b) the termination of the defense by the Seller or the Shareholders against such claim or the failure of the Seller or the Shareholders to prosecute such defense in good faith in an expeditious and diligent manner. Buyer shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of such events. Buyer shall, at its option and expense, have the right to participate in any defense undertaken by the Seller or the Shareholders with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Loss may be made by the Seller or the Shareholders without the prior written consent of Buyer, which shall not be unreasonably withheld, unless (i) prior to such settlement or compromise the Seller and the Shareholders acknowledge in writing their obligation to pay in full the amount of the settlement or compromise and all associated expenses, (ii) Buyer is furnished with security reasonably satisfactory to Buyer that the Seller or the Shareholders will in fact pay such amount and expenses, (iii) such settlement or compromise contains a full release of Buyer and Company and their Affiliates, and (iv) such settlement or compromise does not impose, or purport to impose, any affirmative or negative covenant that could adversely affect Buyer or Company.
11.3.2 In the event that Buyer asserts the existence of any Loss, Buyer shall give written notice to the Seller and the Shareholders of the nature and amount of the Loss asserted and shall deliver any documents allegedly substantiating such Loss. If the Seller and the Shareholders, within a period of thirty (30) days after the giving of such notice by Buyer, do not give written notice to Buyer announcing their intention to contest such assertion of Buyer (such notice by the Seller and the Shareholders being hereinafter called the “Contest Notice”), such assertion of Buyer shall be deemed accepted and the amount of the Loss shall be deemed established. If, however, a Contest Notice is given to Buyer within such 30-day period, then the contested assertion of a Loss shall be settled by arbitration to be held in Dallas, Texas in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The determination of the arbitrator(s) shall be delivered in writing to the Seller, the Shareholders and Buyer and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Loss, if any, determined to exist by the arbitrator(s) shall be deemed established.

11.3.3 Buyer, the Shareholders and the Seller may agree in writing, at any time, as to the existence and amount of a Loss, and, upon the execution of such agreement, such Loss shall be deemed established.
11.4 Payment of Losses. The Seller and the Shareholders, jointly and severally, hereby agree to pay in immediately available funds the amount of each established Loss to Buyer within ten (10) days after the establishment of such amount. Any amounts not paid by any party when due under this Section 11.4 or otherwise under this Agreement shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of ten percent (10%) per annum or the highest legal rate permitted by applicable law.
11.5 Limitations. Notwithstanding the foregoing, liability for Losses pursuant to this Section 11 shall not in the aggregate exceed the Purchase Price and, except in the case of fraud or intentional misrepresentation on the part of the Seller or the Shareholders, is subject to the following limitations:
11.5.1 there shall be no such liability for any Loss or other claim against Seller or Shareholders
(a) for a claim not relating to Section 2.1, 2.9, 2.14, 2.19, 2.24, 2.25 or 3.1, unless the claim therefor has been asserted pursuant to Section 11.3 within two (2) years after the Closing; and
(b) for a claim relating to Section 2.1, 2.9, 2.14, 2.19, 2.24, 2.25 or 3.1, unless the claim therefor has been so asserted pursuant to Section 11.3 within the longer of the applicable statute of limitation or two (2) years after the Closing;
11.5.2 Sellers shall not be liable for the initial $100,000.00 of Losses incurred under the Agreements. This $100,000.00 amount is a deductible and not a threshold; and
11.5.3 any indemnification obligations of Seller or Shareholders for any such Losses shall be subordinate to any coverage provided by any insurance policies or other indemnifications in place or procured by Company or the Buyer.
11.6 Buyer’s Agreement to Indemnify. Buyer and Company shall, on the date of Closing, agree, following the Closing, to indemnify and hold Seller and Shareholders, and their respective successors and permitted assigns harmless from and against any and all claims, obligations, actions, liabilities, damages, costs or expenses, (a) resulting from any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, (b) resulting from any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement following the Closing, or (c) except as otherwise provided herein, relating to the conduct of the Company’s business after the Closing or to the Membership Interests or the Oil and Gas Assets arising after the Closing, or (d) resulting from any claim, action or demand made by any third party relating to Buyers acquisition of Seller’s membership units in the Company, whether or not it arises out of or relates to this Agreement. Notwithstanding any provision in this Agreement or its attachments to the contrary, Buyer agrees that subsequent to Closing the Company shall continue to indemnify Seller and Shareholders to the full extent any such indemnification was provided to any of them under Company’s Bylaws and/or Articles of Incorporation in effect as of the date of this Agreement as previously furnished to Buyer.

11.7 Release By the Purchasers. In consideration for execution, delivery and performance of this Agreement by Shareholders, upon completion of the transactions contemplated by this Agreement the Company hereby forever waives, discharges and releases Shareholders (and Seller) from any and all claims that the Company may now have or had in the past or hereafter acquire against the Shareholders (or Seller), related to or arising out of any action taken by the Shareholders as an officer or director of the Company, provided said action was taken in good faith without gross negligence and not otherwise knowingly in violation of the law.
11.8 By Shareholders. In consideration of the Purchase Price and the Buyer’s covenants and obligations under this Agreement, upon consummation of Closing and receipt of the Purchase Price by Seller, Shareholders hereby forever waive, discharge and release the Company and all of the Company Affiliates (including their respective heirs, successors, assigns, officers, directors, shareholders, employees, attorneys, representatives, agents and contractors) from any and all claims that Shareholders may now have or had in the past or hereafter acquire regarding the following:
i. Any right, claim or interest held or acquired by the Shareholders in the Membership Interests, the Company, or the Company’s capital, business, securities or assets;
ii. Any obligation, duty or liability of the Company and/or the Company Affiliates with respect to any securities or debt of the Company held by the Company Affiliates, or with respect to the Company or its capital, business, securities or assets, except for such obligations under any Note payable to the Bank of Eufaula and disclosed in the Schedules;
iii. Any payment, interest, dividends, distribution or other property made by the Company or received by the Company Affiliates on account of any securities or debt of the Company;
iv. Any agreement, understanding or arrangement with respect to Shareholders’ status or activities as an agent, officer, director, shareholder, representative or employee of the Company, including any claims to past, present, or future dividends, profits, distributions of cash, or any wages, salary, fees, commissions, benefits or other compensation for services rendered to the Company;
v. Any agreement, understanding or arrangement with respect to the status or activities of the Company Affiliates as agents, officers, directors, shareholders, representatives or employees of the Company, including any claims with respect to any interest payments, dividends, distributions of cash, or any wages, salary, fees, commissions, benefits, securities, options, or other compensation received by such Company Affiliates on account of services rendered or cash or property contributed to the Company.
vi. Any loans, cash or other property contributions, property ownership arrangements, or other business, investment or financial arrangements between Shareholders (on the one hand) and the Company and/or the Company Affiliates (on the other hand) excluding only that December 28, 2006 promissory note due to Moores and any Note payable to the Bank of Eufaula and disclosed in the Schedules; and
vii. The Federal Age Discrimination in Employment Act (“ADEA”), the Federal Equal Pay Act, the Federal Fair Labor Standards Act, the Oklahoma Labor Code, the Americans with Disabilities Act, the Federal Family and Medical Leave Act, the Federal Civil Rights Acts of 1964 and 1991, or any other statute, act, rule, regulation or rule of law whether or not relating to the termination of the Shareholders’ positions as officers, directors, or employees of the Company, as well as any discrimination in employment.

11.9 Exceptions. The Releases contained in Sections 11.7 and 11.8 do not apply to any rights or obligations arising under this Agreement, or any other written agreement, simultaneously or subsequently entered into by the Shareholders, the Company, the Buyer, Rio Vista and/or any of their Affiliates.
12. Securities Law Compliance; Registration of Purchase Price Units.
12.1 Knowledge Respecting Buyer. Seller represents and acknowledges that (a) it is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Buyer which it deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Price Units and (b) it has accessed copies of all Forms 10-K, 10-Q and 8-K, and all proxy statements, filed by Buyer and available at www.sec.gov. Without limiting the foregoing, Seller understands and acknowledges that neither Buyer nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting Buyer or the future conduct of Buyer’s business or of Company’s business, and Seller has not relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Buyer.
12.2 Status of Units to be Issued. Seller agrees, acknowledges and confirms that he or she has been advised and understands as follows:
12.2.1 Seller is acquiring the Purchase Price Units to be issued to it for its own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for Seller (which opinion shall be satisfactory in form and substance to Rio Vista), may be made without violating the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities or “blue sky” laws. Seller acknowledges the Purchase Price Units are “restricted securities” within the meaning of Rule 144 under the Securities Act and have not been registered under the Securities Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.
12.2.2 There shall be endorsed on the certificates evidencing the Purchase Price Units delivered at Closing a legend substantially similar to the following:
THE UNITS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”‘) OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE “RESTRICTED SECURITIES” AS DEFINED BY RULE 144 UNDER THE SECURITIES ACT. THE UNITS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE UNITS UNDER THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE REQUIRING SUCH REGISTRATION, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE UNITS, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS.
12.2.3 Except under certain limited circumstances, the above restrictions on the transfer of the Purchase Price Units will also apply to any and all Common Units or other securities issued or otherwise acquired with respect to such units, including, without limitation, securities issued or acquired as a result of any dividend, split or exchange or any distribution of securities pursuant to any corporate reorganization, reclassification or similar event.

12.2.4 Rio Vista and its transfer agent may refuse to effect a transfer of any of the Purchase Price Units by the Seller or any of their successors, personal representatives or assigns otherwise than as contemplated hereby in this Agreement.
12.3 Registration of Purchase Price Units. Rio Vista will use commercially reasonable efforts to file at its own expense with the Securities and Exchange Commission (“SEC”), within ninety (90) days following the Closing, a registration statement on Form S-3 or, if Form S-3 is unavailable, on any other appropriate form (the “Registration Statement”) with respect to the resale of the Purchase Price Units and any Additional Units (as defined below) and to have the Registration Statement declared effective as soon as practicable thereafter. Rio Vista will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement until two (2) years following the Closing or until the resale of all Purchase Price Units (and any Additional Units) pursuant to the Registration Statement, whichever first occurs. Seller (or its designee for the Purchase Price Units as identified in Schedule 1) shall also have piggy back rights to participate on a para parsu basis in any additional S-3 filing Rio Vista pursues post-closing until all Purchase Price Units are registered.
12.3.1 Amendments. Rio Vista shall also at its own expense: (i) prepare and file with the SEC such amendments to the Registration Statement, and such supplements to the related prospectus, as may be required in order to comply with the applicable provisions of the Securities Act; (ii) promptly furnish to the holders of Purchase Price Units (and any Additional Units) such numbers of copies of a prospectus conforming to the requirements of the Securities Act as they may reasonably request in order to facilitate the disposition of the Purchase Price Units (and any Additional Units) covered by the Registration Statement; and (iii) use reasonable efforts to register and qualify the Purchase Price Units (and any Additional Units) under the securities laws of such states as the holders of Purchase Price Units (and any Additional Units) may reasonably request; provided, however, that Rio Vista shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states.
12.3.2 Indemnification. Rio Vista and the holders of the Purchase Price Units (and any Additional Units) agree to indemnify each other, to the extent permitted by law, against all damages suffered by the other as a result of (i) any untrue or alleged untrue statement of material fact made by the party and contained in the Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto); or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.
12.4 Cooperation by Seller. The Seller will cooperate with Rio Vista as reasonably requested by Rio Vista in connection with the preparation and filing of any Registration Statement. Each of the Seller will furnish to Rio Vista such information regarding itself, the common units held by it, and the intended method of disposition of such common units as shall be reasonably required to cause the effectiveness of the Registration Statement and will execute and deliver such documents in connection with the Registration Statement as Rio Vista may reasonably request. Each of the Seller will, upon receipt of notice from Rio Vista of any event requiring suspension of the use of the prospectus included as part of the Registration Statement, immediately discontinue disposition of common units pursuant to the Registration Statement until Seller’s receipt of the copies of the supplemented or amended prospectus or receipt of notice that no supplement or amendment is required. Each of the Seller covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act of 1933 as applicable to it or comply with the provisions of an exemption from such prospectus delivery requirements in connection with sales of common units pursuant to the Registration Statement.

12.5 Value of Purchase Price Units; Alternate Payment. On the date the Registration Statement is declared effective by the SEC (the “Registration Date”), if the closing price of Rio Vista’s common units as reported by the NASDAQ Stock Market (the “Registration Date Price”) is less than eighty percent (80%) of such price as so reported on the Closing Date (the “Closing Date Price”), Seller shall have the option for a period of thirty (30) days to rescind the transactions contemplated by this Agreement unless Buyer agrees to deliver to the Seller either (i) additional common units of Rio Vista (the “Additional Units”) in such number as necessary so that the total value of the Purchase Price Units and the Additional Units, in each case based on the Registration Date Price, is at least eighty percent (80%) of the value of the Purchase Price Units based on the Closing Date Price or (ii) additional cash (the “Additional Cash”) in such amount as necessary so that the total value of the Purchase Price Units, based on the Registration Date Price, together with the Additional Cash, is at least eighty percent (80%) of the value of the Purchase Price Units based on the Closing Date Price. In lieu of delivery of Additional Units or Additional Cash to supplement the Purchase Price Units, Buyer shall have the alternate option to pay the entire value of the Purchase Price Units based on the Closing Date Price in cash (the “All Cash Payment”), provided that Buyer makes the All Cash Payment in full within ten (10) business days following an election by Seller to rescind as provided above. Upon delivery of the All Cash Payment to the Seller, all Purchase Price Units shall be returned to Buyer and/or cancelled by Rio Vista.
13. Further Assurances. Buyer, Company and the Seller agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.
14. Restrictive Covenants.
14.1 Duration and Extent of Restriction.
14.1.1 For a period of three (3) years following the Closing hereunder, the Seller will not, directly or indirectly, induce or attempt to influence any employee, customer, independent contractor or supplier of Company to terminate his or her employment or any other relationship with Company.
14.1.2 The Seller shall not at any time following the Closing use for Seller’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or Entity, any confidential information of Company. In the event of Termination of this Agreement, Buyer shall not at any time following the Termination use for Buyer’s benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or Entity, any confidential information of Company. As used in the preceding sentences, “confidential information” means any information regarding Company’s business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Company; any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients; or any other confidential information relating to or dealing with the business, operations or activities of Company, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public.

14.2 Remedies for Breach. Each party acknowledges that the restrictions contained in Section 14.1 are reasonable and necessary in order to protect the other party’s legitimate interests and that any violation thereof would result in irreparable injury. Each party therefore acknowledges and agrees that, in the event of any violation thereof, the injured party shall be authorized and entitled to obtain preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which a party may be entitled. In the event that Section 14.1 is held to be in any respect an unreasonable restriction, then the tribunal so holding may reduce the scope, extent or duration of such restriction, or effect any other change to the extent necessary to render such Section enforceable.
15. Designation of Agent. Seller hereby irrevocably appoints Gary Moores as its attorney-in-fact and agent (the “Seller’s Agent”) to take any action and to execute any documents on Seller’s behalf with respect to this Agreement and the transactions provided for herein, including but not limited to the making and execution of any amendments to this Agreement, the giving and receipt of any notices pursuant hereto, the execution of any and all documents required to be executed in order to complete Closing hereunder, the acceptance of service of process in connection with any claim related to this Agreement and the compromise or settlement of any and all disputes (including indemnification claims) which may hereafter arise pursuant to any provision of this Agreement or any matter or thing growing out of this Agreement or the transactions provided for herein. In the event of the incompetency, incapacity, bankruptcy, death or resignation of the Seller’s Agent, the Seller shall irrevocably appoint a successor within thirty (30) days to serve in such capacity and shall give Buyer written notice of such appointment.
16. No Solicitation.
16.1 From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Section 18 or the Closing, the Company and its Affiliates shall not, directly or indirectly, through any officer, director, shareholder, employee, financial advisor, representative or agent:
16.1.1 Solicit, initiate, continue or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for any Acquisition Transaction.
16.1.2 Engage in negotiations or discussions concerning, or provide any non-public information to any third party relating to, any Acquisition Transaction.
16.1.3 Supply any information to or for the benefit of any third party contemplating any transaction of a type referred to in Section 16.1.1.
16.1.4 Reveal to any person (other than Company’s executive officers, directors, counsel and other business advisors and consultants on a confidential need-to-know basis) any information concerning the transactions contemplated by this Agreement.
16.1.5 Agree to or recommend any Acquisition Transaction.
16.2 The Company and the Seller will immediately cease any and all existing activities, discussions or negotiations of the nature described in Section 16.1 with any parties conducted prior to the execution of this Agreement and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

16.3 The Company shall notify the Buyer promptly after receipt by the Company or the Seller of any unsolicited proposal for an Acquisition Transaction or any request for nonpublic information in connection with an unsolicited Acquisition Transaction or for access to the properties, books or records of the Company by any third party that it is considering making, or has made, an unsolicited proposal for an Acquisition Transaction.
17. Defined Terms. The following terms used in this Agreement shall have the meanings indicated below:
“Acquisition Transaction” shall mean any transaction (other than the transactions with Buyer contemplated by this Agreement) involving:
(a) the sale, lease, transfer or other disposition of all or any material portion of Company’s business or assets (other than in the Ordinary Course of Business);
(b) the issuance, sale, transfer or other disposition of (i) any of the capital stock of Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any of the capital stock of Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any of the capital stock of Company;
(c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Company;
(d) any other transaction alternative to or competitive with the transactions with Buyer contemplated by this Agreement.
“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.
“Agreement” shall mean this Agreement, as it may be amended from time to time, together with the Exhibits and Schedules.
“Audited Balance Sheet” have the meaning given in Section 2.5.1 of this Agreement.
“Business” shall have the meaning given in the recitals to this Agreement.
“Buyer” shall have the meaning given in the heading of this Agreement.
“Closing” shall have the meaning given in Section 10.1 of this Agreement.
“Closing Date” shall have the meaning given in Section 10.1 of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning given in the heading of this Agreement.
“Company Records” means, collectively, the corporate charter, bylaws, minute books, stock records and corporate seal of Company, together with all other corporate books and records of Company.

“Contest Notice” shall have the meaning given in Section 11.3.2 of this Agreement.
“Contract” shall mean, with respect to Company, any written, oral, implied or other agreement, contract, license, obligation, promise or undertaking that exceeds $25,000 in value over its term and is valid and legally binding, including without limitation any and all existing operating agreements, unit agreements, gas purchase and sales contracts, oil sales contracts, gas transportation and processing contracts, farmin agreements, farmout agreements, exploration agreements, leasehold acquisition agreements (including associated area of mutual interest rights and provisions) and all other agreements (i) related to or associated with the Oil and Gas Assets, and (ii) customary in the oil and gas exploration, development, production or extraction business or in the business of processing and/or marketing of hydrocarbons produced therefrom, including, without limitation, those set forth in Schedule 2.15 hereto.
“Defensible Title” to an Oil and Gas Asset means such title of Company that, subject to and except for the Permitted Encumbrances:
(i) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same;
(ii) entitles Company to receive not less than the net revenue interest (“NRI”) set forth for each Oil and Gas Asset (e.g., well interest, unit interest or leasehold interest, as applicable) on Exhibit C, subject to the limitations as to depths or formations, if any, set forth in Exhibit C;
(iii) obligates Company to bear costs and expenses relating to the maintenance, development, operation and/or the production of oil and gas from each Oil and Gas Asset (e.g., well interest, unit interest or leasehold interest, as applicable) in an amount not greater than the working interest (“WI”) therefore as set forth on Exhibit C without a corresponding increase in the NRI for such Oil and Gas Asset; and
(iv) is free and clear of encumbrances, liens and defects that would create a material impairment of use and enjoyment of or loss of interest in the affected Oil and Gas Assets.
“Effective Time” shall mean October 1, 2007.
“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.
“Encumbrance” shall mean any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, mortgage, easement, right-of-way, license, lease, covenant, conditional sale agreement, title retention agreement, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

"Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended, and any judicial or administrative Order relating to the protection of the environment, health or safety, or the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation , and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; and their state and local counterparts and equivalents.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with Company under Section 414 of the Code.
“Exhibit” or “Exhibits” shall mean the exhibit(s), the form of which is attached to the Agreement and incorporated in the Agreement by reference.
“Financial Statements” shall have the meaning specified in Section 2.5 of the Agreement.
“GAAP” shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.
“Governmental Authorization” shall mean any:
(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or
(b) right under any Contract with any Governmental Body.
“Governmental Body” shall mean any:
(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government;
(c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);
(d) multi-national organization or body; or
(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Hazardous Materials” means any hazardous substance, pollutant, contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined, or regulated pursuant to any Environmental Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws and any petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde, and transformers or other equipment that contain polychlorinated biphenyls.

“Knowledge” of a Person shall mean (i) the actual knowledge of such Person, or (ii) the knowledge such Person should have after making such due inquiry regarding the fact or other matter in question as a prudent businessperson would be expected to make in the management of his or her business affairs, including due inquiry of those officers, directors, key employees who could be reasonably expected to have actual knowledge and professional advisors (including attorneys, accountants and consultants) of Company who could reasonably be expected to have knowledge of the matter in question, or (iii) the actual knowledge of the Shareholders.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, edict, decree, treaty, convention, rule, regulation, ruling, directive, requirement, determination or decision of any Governmental Body.
“Liability” shall mean any debt, obligation, duty or liability of any nature in excess of or anticipated be in excess of $25,000.00 including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Losses” shall have the meaning given in Section 11.2 of this Agreement.
“Membership Interest” shall have the meaning given in the recitals to this Agreement..
“Oil and Gas Assets” means the Brooken Pipeline as described on Schedule 2.25, all easements and or right-of-way agreements covering the Brooken Pipeline, and all other properties, rights and interests owned, legally or beneficially, by Company as of the Effective Time which are associated with the Brooken Pipeline.
“Order” shall mean any:
(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or
(b) contract with any Governmental Body that is entered into in connection with any Proceeding.
“Ordinary Course of Business” shall have the following meaning. An action taken by or on behalf of Company shall be deemed to have been taken in the Ordinary Course of Business if:
(a) such action is reasonably consistent with Company’s past practices and is taken in the ordinary course of Company’s normal operations; and
(b) such action is not required to be authorized by Company’s Seller, Company’s Board of Directors or any committee of Company’s Board of Directors and does not require any other separate or special authorization of any nature.

“Permitted Encumbrances” shall mean:
(a) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established;
(b) Normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Assets, which obligations are not yet due and pursuant to which Company is not in default;
(c) Mechanic’s and materialman’s liens relating to the Oil and Gas Assets, which obligations are not yet due and pursuant to which Company is not in default;
(d) liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the net revenue interest, increase the working interest (without a proportionate increase in the net revenue interest) and affect the value of any property encumbered thereby by less than $5,000;
(e) All approvals required to be obtained from Governmental Bodies that are lessors under leases forming a part of the Oil and Gas Assets (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing;
(f) Preferential rights to purchase and consent to transfer requirements of any Person;
(g) Conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;
(h) Lessors’ royalties, overriding royalties; other royalty interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest of any of the Oil and Gas Assets to less than the net revenue interest set forth in Schedule 2.25;
(i) The terms and conditions of any leases identified on Schedule 2.25;
(j) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements, and rights-of-way, on, over or in respect of any of the Oil and Gas Assets to the extent that they do not interfere with the operation of the Oil and Gas Assets as they were being operated as of the Effective Date;
(k) Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Oil and Gas Assets in any manner, and all applicable laws, rules and orders of any governmental authority; and
(m) Liens to be released at Closing.
“Person” shall mean any individual, Entity or Governmental Body.

“Purchase Price” shall have the meaning given in Section 1 of this Agreement.
“Purchase Price Units” shall have the meaning given in Section 1 of this Agreement.
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.
“Property Records” means, collectively, (i) the lease files, title opinions, production records, well files, maps, surveys, electric logs, seismic records, geological and geophysical data, together with all other land files, third-party contracts, documents and records, of Company related to the Properties, and (ii) copies of accounting and tax records of Company relating to the Properties.
“Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, customer list, proprietary right, seismic, geological or technical data related to the Oil and Gas Assets, or other intellectual property right or intangible asset.
“Records” means the Company Records and the Property Records.
“Related Party” shall be deemed to be each of the following:
(a) the Seller;
(b) each individual who is, or who has at any time been, a director and/or an officer of Company and each member of the family of any such individual;
(c) any Entity (other than Company) in which any one of the Persons referred to in clauses (a) or (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.
“Schedule” or “Schedules” shall mean the schedule(s), dated as of the date of the Agreement, delivered to the Buyer on behalf of the Company and the Seller, copies of which are attached to the Agreement and incorporated in the Agreement by reference.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning given in the heading of this Agreement.
“Seller’s Agent” shall have the meaning given in Section 15 of this Agreement.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax required to be filed by or on behalf of Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date.
“Unaudited Interim Balance Sheet” shall have the meaning specified in Section 2.5.1 of the Agreement.
18. Termination.
18.1 This Agreement may be terminated at any time prior to the Closing Date:
18.1.1 by the written agreement of Buyer and Seller;
18.1.2 by either Buyer or Seller by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Central Time on October 22, 2007, unless such date shall be extended pursuant to Section 10.1 or otherwise extended by the mutual written consent of Buyer and Seller, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;
18.1.3 by Buyer by written notice to the other parties if (i) the due diligence of Buyer reveals that the total liabilities of the Company exceed $500,000.00, or if Buyer is not satisfied with the condition of the Company and/or its underlying assets upon completion of its due diligence, (ii) the representations and warranties of Company and Seller shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, (iii) any of the conditions set forth in Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Central Time on October 22, 2007, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (iv) Buyer determines for any reason that it is unfeasible to proceed with the transactions contemplated by this Agreement.; or
18.1.4 by Seller by written notice to the other parties if (i) the representations and warranties of Buyer shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, (ii) if any of the conditions set forth in Section 9 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Central Time on October 22, 2007, unless such failure shall be due to the failure of Company or Seller to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing, (iii) if Seller discovers any material liability or misrepresentation of Buyer not disclosed by Buyer to Seller directly or in any public filing before June 28, 2007, or (iv) if Buyer’s market capitalization as reflected on the NASDAQ Stock Market drops in excess of 20% following the execution of the Letter of Intent prior to Closing; or

18.2 Effect of Termination.
18.2.1 In the event of the termination of this Agreement pursuant to Section 18.1, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, 10.1 except for any liability resulting from such party’s breach of this Agreement and except for the forfeiture of the Deposit(s) as provided in Section 10.1.
19. Miscellaneous.
19.1 Waivers. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
19.2 Controlling Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Oklahoma without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Oklahoma to the rights and duties of the parties.
19.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only (i) when personally delivered, or (ii) on the day specified for delivery when deposited with a courier service for delivery to the intended addressee, or (iii) three (3) business days following the day when deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
(a) If to Buyer and to Rio Vista:
Rio Vista GO, LLC
Rio Vista Energy Partners L.P.
Attn: Ian Bothwell
2121 Rosecrans Ave
Suite 3355
El Segundo, CA 90245

with a copy, which shall not constitute notice, to:
Law Offices of Kevin Finck
Attn: Kevin Finck, Esq.
Two Embarcadero Center, Suite 1670
San Francisco, California 94111
and
Jeffrey G. Shrader, Esq.
Sprouse Shrader Smith P.C.
701 S. Taylor, Suite 500
P.O. Box 15008
Amarillo, Texas 79105
(b) If to Company (prior to Closing):
Go, LLC
Attn: Gary Moores, President
111 S. Main, Street
Eufaula, Oklahoma 74432
with a copy, which shall not constitute notice, to:
Law Offices of Carl F. Schwenker
Attn:Carl F. Schwenker, Esq.
4526 Speedway
Austin, Texas 78751
(c) If to Seller or Seller’s Agent:
Gary Moores, Seller’s Agent
111 S. Main, Street
Eufaula, Oklahoma 74432
with a copy, which shall not constitute notice, to:
Law Offices of Carl F. Schwenker
Attn: Carl F. Schwenker, Esq.
4526 Speedway
Austin, Texas 78751
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.
19.4 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

19.5 Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under or interest in this Agreement without the prior written consent of the other parties hereto; provided that Buyer may assign its rights, and interest in this Agreement to any Affiliate of Buyer so long as Buyer remains jointly and severally liable for the performance of all Buyer obligations under this agreement.
19.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and, except as otherwise expressly set forth in this Agreement, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
19.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Facsimile signatures to this Agreement shall have the same legal effect as original signatures.
19.8 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason.
19.9 [Intentionally omitted.]
19.10 Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties; provided, however, nothing shall preclude any two or more parties from agreeing in writing to a modification of their rights and duties with respect to each other, but no such modification shall be binding on parties to this Agreement who have not consented in writing thereto.
19.11 Section Headings and References. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. Unless otherwise stated specifically, references herein to Sections shall be to Sections of this Agreement.
19.12 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
19.13 Expenses of the Parties. Each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated.
19.14 Dispute Resolution.
19.14.1 Mediation. If a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to attempt to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The place of mediation shall be Oklahoma City, Oklahoma. The requirements of filing a notice of claim with respect to the dispute submitted to mediation shall be suspended until the conclusion of the mediation process.

19.14.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof that is not resolved following mediation pursuant to Section 19.14.1 shall be decided by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Oklahoma City, Oklahoma. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek under the American Arbitration Association’s Commercial Arbitration Rules’ Optional Rules for Emergency Measures of Protection any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the arbitrator(s). The award of the arbitrator(s) shall include written findings of fact and conclusions of law.
19.15 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement under the American Arbitration Association’s Commercial Arbitration Rules’ Optional Rules for Emergency Measures of Protection, this being in addition to any other remedy to which they are entitled under this Agreement. In addition, for purposes of this Section 19.15, each of the parties consents to the personal jurisdiction of the AAA.
19.16 Recovery of Fees by Prevailing Party. In the event of arbitration or litigation to enforce or interpret the provisions of this Agreement, the non-prevailing party shall pay the other party its reasonable attorneys’ fees and other costs and expenses (including expert witness fees) in such amount as the arbitrator or court shall determine. In addition, such non-prevailing party shall pay reasonable attorneys’ fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party. The preceding sentence is intended by the parties hereto to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.
19.17 Schedules. The disclosures in Schedules 2.1 — 2.27 shall be deemed to relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
19.18 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
19.19 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.
{Signatures on following pages}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer Rio Vista GO LLC

By:	/s/ Ian Bothwell
Ian Bothwell, Manager

Rio Vista Energy Partners, L.P.

By:	Rio Vista GP LLC, General Partner.

By:	/s/ Ian Bothwell

Print Name:	Ian Bothwell

Title:	Acting CEO

Company GO, LLC

By:	/s/ Gary Moores

Print Name:	Gary Moores

Title:	President

Seller Outback Production, Inc.

By:	/s/ Gary Moores

Print Name:	Gary Moores

Title:	President

Shareholders

/s/ Gary Moores

Print Name:	Gary Moores

/s/ Bill O. Wood

Print Name:	Bill O. Wood